Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC of our reports dated March 22, 2007, relating to the financial statements and the financial statement schedule of Hexion Specialty Chemicals, Inc. and the financial statements of Hexion Specialty Chemicals Canada, Inc., and of our report dated March 16, 2006, except for the effect of the matter described in Note 17, as to which the date is October 16, 2006, relating to the financial statements of National Borden Chemical Germany GmbH, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers

Columbus, Ohio

April 16, 2007